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Exhibit 99.1

                              PMR CORPORATION LOGO

                        501 Washington Street, 5th Floor
                               San Diego, CA 92103


FOR IMMEDIATE RELEASE                                               MAY 12, 1998


             PMR CORPORATION ANNOUNCES PLAN TO TAKE A SPECIAL CHARGE
               AND PRELIMINARY ESTIMATE OF FOURTH QUARTER RESULTS

San Diego, CA - PMR CORPORATION (NASDAQ NMS - "PMRP") announced today that it plans to recognize a special charge in the quarter ended April 30, 1998 in an amount preliminarily estimated to be approximately $4.7 million. The charge will be comprised primarily of expenses associated with the closing of several programs, including a $2.2 million reserve for anticipated reductions in collections due to site closures, as well as an accrual for anticipated expenses related primarily to the previously disclosed "provider based" challenges at the San Diego programs.

Fourth quarter results including the special charge will be a loss ranging from $1.7 million to $1.9 million, or $.25 to $.28 per share. Exclusive of the special charge, the company anticipates reporting fourth quarter net income from operations of approximately $850,000 to $1,050,000, or $.11 to $.14 per share. These operating earnings include expenses of approximately $390,000 or $.03 per share related to the losses from the closed sites and legal and accounting costs associated with an incompleted acquisition which were incurred during the fourth quarter but were not part of the special charge. Earnings in the quarter were adversely affected by a level of general and administrative expenses which anticipated new program implementations which did not occur due primarily to regulatory uncertainties.

The estimates for the special charge and fourth quarter results are preliminary and subject to the completion of the company's year-end audit. The company anticipates reporting year-end audited results in mid June.

"Given the scheduled change from cost reimbursement to a prospective payment system on January 1, 1999 in the Outpatient Program business, we felt it was prudent to evaluate all of our programs and in conjunction with our providers, terminate those management contracts which were under-performing financially, or were not anticipated to prosper in a prospective payment environment, due to their presence in smaller markets," said Allen Tepper, CEO. "We believe that the closing of these programs should have a positive impact on the company's future financial results."



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The Company plans a conference call for tomorrow, Wednesday May 13, at 8:30 AM
EST to discuss these events and other issues of interest. Participants please call 1-800-289-0438, confirmation number 478314. A replay of the call will run for approximately 24 hours, beginning at 10:30 AM EST. The number for the replay is 1-888-821-9362.


PMR is a leader in the development and management of programs and services for individuals with a serious mental illness. PMR currently manages 50 programs in 12 states in both fee-for-service and managed care environments, principally focused on the public sector market.

This press release contains forward looking statements that involve risks and uncertainties, including the risk that the closing of certain programs will not have a positive impact on the Company's future financial results, risks that the preliminary estimate of the amount of the special charge, the net loss and operating earnings will be different than the actual amounts ultimately determined and reported, as well as the risk that the special charge does not include all of the potential costs related to the closed programs and the regulatory issues associated with certain programs; and the risks and uncertainties set forth in the Company's periodic reports and other filings with the Securities and Exchange Commission. Forward looking statements reflect the Company's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated.



Contact:
PMR Corporation, 619-610-4001
Mark Clein, Executive V.P./CFO


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